YOUTH SERVICES INTERNATIONAL, INC.

                       1998 DIRECTOR STOCK OPTION PLAN


1.  Purpose

    The purpose of the Youth Services International, Inc. 1998 Director Stock Option Plan ("the Plan") is to secure for Youth Services International, Inc. (the "Company") and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors (the "Board") of the Company who are not officers or employees of the Company or any of its subsidiaries.

2.  Administration

    (a)  The Plan shall be administered by the Board.

    (b) The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan ("Options").

    (c) The Board shall, subject to the provisions of the Plan, grant Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive.

    (d) The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

    (e) No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3.  Amount of Stock

    (a) The stock which may be issued and sold under the Plan will be the Common Stock (par value $0.01 per share) of the Company, of a total number not exceeding one hundred and sixty-five thousand (165,000) shares, subject to adjustment as provided in Paragraph 6 below. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries. In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

    (b) Proceeds from the purchase of shares of Common Stock upon exercise of Options granted pursuant to the Plan shall be used for the general business purposes of the Corporation.

4.  Eligibility

    Each member of the Board of the Company who is not an officer or employee of the Company or any of its subsidiaries, who does not receive compensation (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below.

5.  Terms and Conditions of Options

    Each Option granted under the Plan shall be evidenced by a Stock Option Certificate in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

    (a) The Option exercise price for each share of Common Stock subject to an Option shall be the Fair Market Value of the Common Stock on the date the Option is granted. For purposes of this Plan, "Fair Market Value" for any given date means the closing price of the Common Stock as reported on the The Nasdaq Stock Market (or if not traded on such system, as reported by any national stock exchange on which the Common Stock is traded) on the trading day immediately preceding such date.

    (b) Each Non-Employee Director who is a director on January 1 of any year shall receive, automatically and without any action on the part of the Committee, an Option for 7,500 shares of Common Stock on January 1 (except for 1998, options for which shall be issued as set forth in Subsection (c)). Each Non-Employee Director shall be entitled to participate in the Plan during his/her tenure as a Director provided the Plan remains in effect. The options shall vest and become exercisable in four equal quarterly installments as of the end of each calendar quarter of the year in which the Option is issued.

    (c) Notwithstanding Subsection 5(b), for 1998, each director shall be granted, on February 9, 1998 (the business day immediately subsequent to the approval of this Plan by directors), Options to acquire that number of shares equal to the sum of (i) 7,500 (except that any director appointed in 1998 shall not be granted any options pursuant to this clause (i)); plus (ii) the pro-rata portion of 7,500 shares that is equal to the portion of the year (based on calendar days) that is represented by the period from the director's anniversary in 1998 of the appointment to the Board, or the date of appointment to the Board in 1998, as applicable, through December 31, 1998. The Option shall vest and become exercisable as follows: (1) for the portion of the Option set forth in clause (i), the option shall vest ratably over the period from (A) the director's appointment to the Board of Directors or the anniversary of the director's appointment to the Board of Directors, whichever occurred in 1997, to (B) the anniversary in 1998 of the director's appointment to the Board of Directors; and (2) for the portion of the Option set forth in clause (ii), the option shall vest ratably over the period from (A) the director's appointment to the Board of Directors or the anniversary of the director's appointment to the Board of Directors, whichever occurs in 1998, through (B) December 31, 1998.

    (d) Each Non-Employee Director shall be entitled to participate in the Plan immediately upon becoming a Director. Each new director shall be granted, on the date of the director's appointment to the Board of Directors, an Option to acquire a pro-rata portion of 7,500 shares that is equal to the portion of the year (based on calendar days) that is represented by the period from (A) the director's appointment to the Board to (B) December 31 of that year. The Option shall vest and become exercisable in equal installments at the end of each calendar quarter then remaining in the year of appointment.

    (e) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

    (f) No Option or any part of an Option shall be exercisable after the expiration of ten years from the date the Option was granted.

    (g) An optionee desiring to exercise an Option as to all or a part of the shares of Common Stock covered by the Option shall deliver to the Company
(i) a completed and signed Stock Option Exercise Form (as attached to the Stock Option Certificate) specifying the number of shares to be purchased and
(ii) payment in full for the aggregate exercise price for the shares of Common Stock being purchased as follows:

         (A) in United States dollars by certified check, or bank draft, or

         (B) in shares of Common Stock owned by the person exercising the Option and having a Fair Market Value on the date of exercise (as defined in subparagraph 5(a) above) equal to the exercise price, or

         (C) by surrender of a number of shares subject to the Option with a "Net Value" equal to the Exercise Price for the shares being purchased in the exercise (a "Cashless Exercise"). The Net Value is equal to the Fair Market Value of the shares being surrendered on the date of exercise less the exercise price for such surrendered shares; or

         (D)  by a combination of the consideration in clauses (A), (B) and (C).

    (h) No Option or any part of the Option shall be exercisable at any time after a Director ceases to be a director of the Company, except that

    (i) if such a person shall cease to be a Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within 90 days after the date he or she ceases to be a Director (but in no event after the Option has expired under the provisions of subparagraph 5(f) above), may exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be a Director; or

    (ii) if such person shall cease to be a Director by reason of death while holding an Option that has not expired and has not been fully exercised, or if a person shall die during the 90 day period referenced in clause (i) of this subparagraph 5(h), the executors, administrators or distributees, as the case may be, of the estate of such deceased person may, at any time within six months after the date of such person's death (but in no event after the Option has expired under the provisions of subparagraph 5(f) above), exercise the Option with respect to any shares of Common Stock as to which such person had not exercised the Option on the date of the person's death. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

6.  Adjustment in the Event of Change of Stock

    In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, and the number, class and the price of shares of Common Stock subject to outstanding Options shall be appropriately adjusted by the Committee to maintain the same relative rights of the optionees regarding the purchase and ownership of stock, whose determination shall be conclusive.

7.  Miscellaneous Provisions

    (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

    (b) An optionee's right and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of an optionee's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

    (c) No Common Stock shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

    (d) It shall be a condition to the obligation of the Company to issue Common Stock shares upon exercise of an Option, that the optionee (or any beneficiary or person entitled to act under subparagraph 5(f)(ii) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Stock shares. Such amount may be paid in any manner specified in subparagraph 5(e)(ii) for the payment of the exercise price.

    (e)  The expenses of the Plan shall be borne by the Company.

    (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

   (g) By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through such person shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

8.  Amendment or Discontinuance

    The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to amendments necessary to qualify for any exemption or to comply with applicable law or regulations, provided, however, that except as provided in Paragraph 6 above, the Board may not, without further approval by the shareholders of the Company in accordance with Paragraph 10 below, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, increase the number of shares subject to an Option, reduce the minimum Option exercise price described in subparagraph 5(a) above, extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan. No amendment of the Plan shall materially and adversely affect any right of any optionee with respect to any Option theretofore granted without such optionee's written consent.

9.  Termination

    This Plan shall terminate upon the earlier of the following dates or events to occur:

    (a) upon the adoption of a resolution of the Board terminating the Plan; or

    (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 10 below.

10. Effective Date of Plan

    The Plan shall become effective as of January 1, 1998 or such later date as the Board may determine, provided that the Company's stockholders shall have adopted the Plan at the Company's 1998 Annual Meeting of Stockholders.